Exhibit 99a

DALRADA FINANCIAL CORPORATION
PRESS RELEASE

FOR RELEASE:  Market Open, March 7, 2006

CONTACT:  Brian Bonar, Chairman & CEO
858-277-5300
bbonar@dalrada.com

DALRADA FINANCIAL APPOINTS NEW BOARD MEMBERS, MANAGEMENT
Hirschman and Lieberman to join Board; Gaer appointed VP Marketing

SAN DIEGO, CA, March 7, 2006 - Dalrada Financial Corporation (OTCBB: DRDF) today announced the appointment of two new members of its Board of Directors to replace two members who have resigned. Additionally, the Company appointed a new Vice President of Marketing.

At its regular meeting on March 1, 2006, the Board accepted the resignations of Robert Dietrich and Steven Fryer, both of who joined the Board in 2000. Both cited personal reasons for their departure.

The Board appointed Stanley A. Hirschman and David P. Lieberman to fill the vacant seats, effective immediately. Both will be nominated for election at Dalrada’s next annual meeting.

Stan Hirschman has been President of CPointe Associates, a Plano, Texas based executive management and consulting firm since 1997. CPointe specializes in business solutions for companies with emerging technologies and is well-versed in the challenges of regulated corporate governance. He is also Chairman of the Board of Bravo Foods International, a director of Bronco Energy Fund, Energy & Engine Technology, GoldSpring, and 5 G Wireless Corporation and is a former chairman of Mustang Software, Inc. While at Mustang, Mr. Hirschman took a hands-on role in the planning and execution of the strategic initiative to increase shareholder value resulting in the successful acquisition of the company by Quintus Corporation. Prior to establishing CPointe Associates, he was Vice President Operations, Software Etc., Inc., a 396 retail store software chain, from 1989 until 1996. He also held senior executive management positions with T.J. Maxx, Gap Stores, and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors and participates regularly in the KMPG Audit Committee Roundtable. He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers.

David Lieberman has been the Chief Financial Officer for John Goyak & Associates, Inc., an aerospace consulting firm located in Las Vegas, NV since 2003. Previously, Mr. Lieberman was the President of Lieberman Associates from 2000 to 2003 where he acted as the Chief Financial Officer for various public and non-public companies located in NV and CA. Mr. Lieberman has over thirty years of financial experience beginning with five years as an accountant with Price Waterhouse from 1967 through 1972.

“I am pleased to welcome these two distinguished professionals to the Dalrada Board,” said Brian Bonar, Chairman and CEO. “Each possess a broad background in public company governance and finance, which should serve shareholders well as our Company experiences unprecedented growth,” he added.

The Company also announced the appointment of Eric Gaer as Vice President, marketing for the corporation. Reporting directly to the CEO, he will be responsible for all corporate marketing and supporting the marketing activities of the Company’s operating groups and subsidiaries.

Gaer has served on the Dalrada Board of Directors has served as a director since 2000. Since 1998, Mr. Gaer had been the President and CEO of Arroyo Development Corporation, a privately-held, San Diego-based management consulting company. From 1996 to 1998, he was Chairman and CEO of Greenland Corporation, a publicly-held company in San Diego, California. In 1995, he was CEO of Ariel Systems, Inc., a privately-held engineering development company in Vista, California. Over the past 30 years, Mr. Gaer has served in executive management and marketing positions at a variety of companies, including Imaging Technologies, Daybreak Technologies, Venture Software, and Merisel. He received a Bachelor of Arts degree in mass communications from California State University, Northridge.

About Dalrada Financial Corporation:

Dalrada Financial Corporation provides employer business solutions to small to medium-size businesses. The Company assists clients in providing a wide variety of management and employee programs that increase business efficiency. These include: payroll and human resources support, staffing, employee benefits, risk management insurance (including workers’ compensation and business liability), financial management, and other business management products and services.

Information on the Dalrada family of companies is available at: www.dalrada.com, www.thesolvisgroup.com, www.mandmnursing.com, www.colorvisuals.com, and www.color.com.

Safe Harbor:

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.